                                                                     EXHIBIT 12

                          BELLSOUTH TELECOMMUNICATIONS
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                For the years ended December 31,
                                                     1999      1998     1997
                                                     ----      ----     ----

1. Earnings

   (a) Income from continuing operations before
deductions for taxes and interest                    $4,965   $4,602   $4,212

   (b) Portion of rental expense representative of
interest factor                                          36       32       45
                                                     ------   ------   ------

         TOTAL                                       $5,001   $4,634   $4,257
                                                     ======   ======   ======

2. Fixed Charges

   (a) Interest                                      $  584   $  571   $  549

   (b) Portion of rental expense representative of
interest factor                                          36       32       45
                                                     ------   ------   ------

         TOTAL                                       $  620   $  603   $  594
                                                     ======   ======   ======

   Ratio (1 divided by 2)                              8.07     7.68     7.17
                                                     ======   ======   ======
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